EXHIBIT 3.15

BDJ 71112, LLC
OPERATING AGREEMENT AND DECLARATION

                    THIS OPERATING AGREEMENT AND DECLARATION (this “Agreement”), by Wendy’s International, Inc., an Ohio corporation (the “Member”), dated December 16, 1999, to be effective upon the filing of the Articles of Organization, as defined below;

W I T N E S S E T H:

                    WHEREAS, the Member intends to cause to be filed with the Ohio Secretary of State Articles of Organization in respect of BDJ 71112, LLC (the “LLC”), a limited liability company being formed under the laws of the State of Ohio; and

                    WHEREAS, the Member desires to enter into this Agreement as to the affairs of the LLC and the conduct of its business, and the Member intends that this Agreement constitute the “operating agreement” of the LLC, within the meaning of that term as defined in Chapter 1705 of the Ohio Revised Code (the “Act”);

                    NOW THEREFORE, it is agreed, stated and declared as follows:

                    Section 1. Formation; Member. The LLC shall be formed upon the execution by the Member of the Articles of Organization and Original Appointment of Agent substantially in the form of Exhibit A attached hereto and made a part hereof (the “Articles of Organization”) and the filing of the Articles of Organization with the Ohio Secretary of State. The Member hereby approves and ratifies the completion, execution, delivery, recording and filing of the Articles of Organization. The Member shall be the sole “member” of the LLC, as defined in the Act. Whether under this Agreement, under any other agreement or obligation by which the LLC and/or the Member may be bound, or pursuant to applicable law, any action or inaction taken or omitted to be taken by or with the consent of the Member shall bind the LLC. The Member may delegate such power and authority.

                    Section 2. Term. The term of the LLC shall commence with the filing of the Articles of Organization with the Ohio Secretary of State. The LLC shall continue in perpetuity, unless and until the Member consents in writing to dissolve the LLC. Upon dissolution the LLC shall be wound up and terminated as provided in the Act, and the Member shall have the authority to wind up the LLC.

                    Section 3. Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member. Upon the formation of the LLC, the Member shall contribute to the capital of the LLC the amount of cash and/or the property identified on Exhibit B attached hereto and made a part hereof.

                    Section 4. Tax Matters. So long as the LLC has only one member, the LLC shall be disregarded as an entity separate from its member, solely for tax purposes, in accordance with Sections 301.7701-1, -2 and -3 of the regulations promulgated under the Internal Revenue

Code of 1986, as amended, and the profits, losses, income, loss, deductions, credits and similar items of the LLC shall be allocated accordingly.

                    Section 5. Distributions. Distributions of cash or property under circumstances not involving the liquidation of the LLC, if any, shall be within the discretion of the Member as to amount, form and frequency. Upon the liquidation of the LLC, the Member shall have power to liquidate or to distribute in kind any and all of the assets of the LLC, and the proceeds of any such liquidation shall be applied and distributed in accordance with the provisions of the Act.

                    Section 6. Officers.

                    (a) General. The Member may appoint officers, including a President; a Secretary; a Treasurer; one or more Vice Presidents; and such other officers as the Member may from time to time deem necessary or appropriate. Any two or more of the foregoing offices may be held by the same person.

                    (b) Term. The term of office of each officer shall be until his or her respective successor has been elected and qualified. Any officer may be removed from office at any time with or without cause by the Member. The removal of an officer without cause shall be without prejudice to his contract rights, if any, but the election or appointment of an officer shall not of itself create contract rights.

                    (c) President. The President shall have the ultimate authority for the general supervision, management and control of the business and affairs of the LLC and shall perform all other duties and exercise all other powers as are incident to the office of President. He may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Member or this Agreement to some other officer or agent of the LLC, or shall be required by law to be otherwise signed or executed. He may vote the stock or other securities of any other domestic or foreign corporation which may at any time be owned by the LLC, may execute any stockholders’ or other consents in respect thereof and may in his or her discretion delegate such powers by executing proxies, or otherwise, on behalf of the LLC. The President, or in his or her absence, the Secretary shall preside at all meetings of the Member. The President shall have such other powers and shall perform such other duties as may be prescribed by the Member from time to time.

                    (d) Chief Executive Officer, Chief Financial Officer and Vice President. The Chief Executive Officer, Chief Financial Officer and Vice President, if one or more are appointed, shall have such powers and shall perform such duties as are necessary to effectuate the normal and ordinary business and affairs of the LLC, including, but not limited to, the authority to enter into contracts and other agreements in the name and on behalf of the LLC. He, she or they shall also perform such other duties as from time to time may be assigned to him, her or them by the Member or President.

                    (e) Secretary. The Secretary shall act under the direction of the President. Subject to the direction of the President, he or she shall attend all meetings of the Member and shall keep the minutes thereof in the proper book or books to be provided for that purpose; he or she shall see that all notices required to be given by the LLC are duly given and served; he or she shall have charge of all books, records and papers of the LLC relating to its organization and management as a LLC, and shall see that the reports, statements and other documents required by law are properly kept and filed; and shall, in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Member or President.

                    (f) Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the LLC. He or she shall receive and give receipts for moneys due and payable to the LLC from any source whatsoever, and deposit all such moneys in the name of the LLC in such banks, trust companies or other depositories as shall be selected in accordance with this Agreement and, in general, perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Member or President. If required by the Member, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and such surety or sureties as the Member shall determine.

                    (g) Assistant Secretary. The Assistant Secretary shall, in the absence of the Secretary, perform the duties and exercise the powers of the Secretary. The Assistant Secretary shall also perform such other duties as from time to time may be assigned to him or her by the Member or President.

                    (h) Other Officers. The Member may also elect such Assistant Secretaries, Assistant Treasurers and agents as it may deem proper. Such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member or President.

                    Section 7. Indemnification. The LLC shall indemnify each manager, officer, each former officer and each person who may have served at its request as a director, trustee, manager or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was an officer of the LLC or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the LLC. In addition, the LLC may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the LLC or is or was serving as an employee or agent of another enterprise at the request of the LLC; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this Section 7 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Organization or any agreement, action of the Member or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such person.

                    Section 8. General Provisions.

                    (a) No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the LLC or as being enforceable by any party not a signatory hereto. There shall be no third party beneficiaries of this Agreement.

                    (b) Entire Agreement. This Agreement constitutes the entire “operating agreement” of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.

                    (c) Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member’s heirs, executors, administrators, successors and assigns.

                    (d) Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Ohio.

                    IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement and Declaration of BDJ 71112, LLC, effective as of the date and year first above written.

WENDY’S INTERNATIONAL, INC., an Ohio corporation

By: s/ Frederick R. Reed

Print Name:	Frederick R. Reed

Title: Chief Financial Officer & Secretary

EXHIBIT A

ARTICLES OF ORGANIZATION AND ORIGINAL APPOINTMENT OF AGENT

EXHIBIT B

CASH AND/OR PROPERTY TO BE CONTRIBUTED TO THE
CAPITAL OF THE LLC UPON FORMATION

$10,000,000